EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BROOKDALE SENIOR LIVING INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Brookdale Senior Living Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  The first sentence of Article Twelve of the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, is hereby amended to read in its entirety as set forth below:

“The number of directors which constitute the whole Board of Directors shall be not less than three (3) or more than nine (9).”

SECOND:  The foregoing amendment has been duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name by the undersigned duly authorized officer as of this 12th day of January, 2010.

By:	/s/ T. Andrew Smith
Name:	T. Andrew Smith
Title:	Executive Vice President, General Counsel and Secretary